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                                                       (Exhibit 99)



    SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER PRIVATE
            SECURITIES LITIGATION REFORM ACT OF 1995:
                  CERTAIN CAUTIONARY STATEMENTS
                  -----------------------------



Americold Corporation and its representatives may make forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) from time-to-time. The Company invokes to the fullest extent possible the protection of the Private Securities Litigating Reform Act and the judicially created "bespeaks caution" doctrine with respect to such statements. Accordingly, the Company is filing this Exhibit 99, which lists certain factors that may cause actual results to differ materially from those contained in such forward-looking statements.

This list is not necessarily exhaustive. There can be no assurance that this Exhibit lists all material risks to the Company at any specific point in time.


SUBSTANTIAL LEVERAGE; NET LOSSES
--------------------------------

     The Company is highly leveraged, with a percentage of total debt to total capitalization at February 28, 1997 of approximately 120%. In addition, the Company may, subject to certain restrictions in its debt agreements, incur further indebtedness from time-to-time to finance expansion either through construction, acquisitions or capital leases, or for other purposes.

     Significant payments are required to service the Company's debt. As a result of the significant interest charges on the debt incurred in connection with its leveraged acquisition in December 1986, the adverse effect on the Company's net sales resulting from drought and flood conditions in the agricultural sector in the United States in certain years, the adverse effects of a December 1991 fire at the Kansas City, Kansas warehouse; and operational problems at certain warehouses in fiscal 1997, the Company has experienced net losses.

     The extent to which the Company is leveraged could have important consequences, including : (a) impairment of the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes; (b) impairment of the Company's ability to refinance existing debt; (c) dedication of a substantial portion of the Company's cash flow from operations to the payment of debt service requirements (principal and interest) on its indebtedness; (d) vulnerability of the Company to changes in general economic conditions, including in the agricultural sector; and (e) limitations on the Company's ability to capitalize on significant business opportunities and to respond to competition, including limitations on its ability to make capital expenditures included in its business plan.

On April 9, 1996, the Company sold $120.0 million aggregate principal amount of the Company's 12.875% Notes. The interest rate on the 12.875% Notes can be increased from 12.875% to 13.875% if the 12.875% Notes are not rated "B- or higher" by Standard &
Poor's, and "B3 or higher" by Moody's Investor Services, by November 1, 1997. The 12.875% Notes have been rated "B-" by
Standard & Poor's since they were issued, and as of May 1, 1997, "Caa" by Moody's Investor Services.


RESTRICTIONS IMPOSED BY DEBT AGREEMENTS
---------------------------------------

     The Company's debt agreements contain a number of significant financial and operating covenants that, among other things, significantly restrict the ability of the Company and its subsidiary to dispose of assets, incur additional indebtedness, pay dividends, create liens on assets, enter into leases, make investments or acquisitions, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities.

     To remain in compliance with these covenants, the Company will be required to achieve financial and operating results that are better than those achieved historically. There can be no assurance that such improved results will be achieved.

     The breach of any of these covenants or restrictions could result in a default under the Company's debt agreements. In the event of such a default, the holders of such indebtedness could elect to declare all such indebtedness immediately due and payable, including accrued and unpaid interest, and to terminate their commitments (if any) with respect to funding obligations under the agreements related to such indebtedness. In addition, such holders could proceed against any collateral securing their debt. The collateral securing the Company's senior indebtedness constitutes substantially all of the assets of the Company.


SUBSTANTIAL PAYMENT OBLIGATIONS; CONSEQUENCES OF FAILURE TO SERVICE
DEBT
-------------------------------------------------------------------

     The Company has substantial payment obligations with respect to its indebtedness. No assurance can be given that the Company will be able to generate sufficient cash flow from operations to meet its debt service obligations. To make long-term debt repayments, the Company will attempt to increase operating cash flow through improvements in existing operations, through expansion of its transportation management business, and through capacity growth by pursuing viable growth opportunities, such as the acquisition or expansion of warehouse facilities. Alternatively, the Company may seek to refinance its debt as it matures. There can be no assurance, however, that such improved operations, expanded transportation management business, warehouse capacity growth or refinancing will be accomplished successfully.

     If for any reason the Company were unable to meet its debt service obligations, it would be in default under the terms of its indebtedness. The consequences of any such default could be the same as a covenant default described above under "Restrictions Imposed by Debt Agreements."


COMPANY DEPENDENCE ON SIGNIFICANT CUSTOMERS
-------------------------------------------

     A number of the Company's facilities depend to a large extent upon one or a small number of customers. In fiscal 1997, the Company's ten largest customers accounted for approximately 72% of the Company's total net sales. One customer of the Company, Heinz and its subsidiaries, accounted for approximately 48% of the Company's net sales in fiscal 1997. Substantially all of the Company's transportation management services sales are attributable to Heinz. An interruption or reduction in the business received from such customers would result in a decrease in sales at certain facilities and in overall net sales of the Company.


EXPANSION OF TRANSPORTATION MANAGEMENT SERVICES
-----------------------------------------------

     The Company has recently expanded its transportation management services, and its current strategy involves assuming full responsibility for certain logistics requirements of its customers. The maintenance and continued growth of the Company's transportation management services responsibilities is dependent upon meeting customer expectations. There can be no assurance that existing transportation management services customers will continue to use the Company's services, that the Company will be successful in its effort to reach arrangements with additional customers for the provision of integrated logistics services or that the Company will not experience losses in the transportation management business in the future. In addition, the Company procures carrier services at negotiated prices. There is no assurance that there will not be price increases or that the Company will be able to bill its customers for the increased costs. Also, the demand for or supply of carriers may change which may have an adverse effect upon the Company.


COMPETITION
-----------

     Americold operates in a competitive environment in which several national and regional, and many smaller, warehouse operators compete with the Company. One important competitive factor is the location of the Company's warehouse facilities, and, consequently, the geographic markets in which it competes are primarily local. Competition varies from local market to local market, but almost all local markets are characterized by low barriers to entry since any competitor able to obtain financing may build a competing facility. In addition, the Company's customers, many of which have substantially greater resources than the Company, may divert business from the Company or build their own private refrigerated warehouse facilities.

     In the transportation management business, there are several national and local enterprises that presently provide or may in the future provide transportation management services to frozen food shippers.

DEPENDENCE ON AGRICULTURAL MARKETS
----------------------------------

     A substantial portion of the Company's warehouse sales are derived from storage and handling of agricultural products and foods prepared from agricultural products. The Company's operating results, therefore, may be materially affected by weather or other conditions affecting the agricultural sector generally.

DEPENDENCE ON FROZEN FOODS
--------------------------

     New methods for preserving or distributing food and produce also represent potential sources of competition for the Company. Food companies have been working to develop methods to package fresh produce for longer shelf life without freezing. Also, alternate methods for preserving food products are being constantly evaluated. To the extent alternatives to frozen food are successful, the Company's business may be adversely affected.